Exhibit 99.1

For Immediate Release                                                                                                                                 Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Announces New Radiological Filter for Portable Water Filtration that
Removes 100% of Major Nuclear Contaminants in Drinking Water

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – May 10, 2011-- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration products made an important announcement today regarding its water filtration systems.

In announcing a new Radiological Filter, Carl Palmer President and CEO said, “We felt that it was important to develop a filter to meet the concerns of a nuclear disaster similar to what has just occurred in Japan where drinking water sources become contaminated with radioactive waste and by products.  After much research and development, and extensive testing by a fully accredited independent laboratory,  our new filter accomplishes the objective we had hoped for; the removal of 100% of Radium, Radon 222,  Uranium,  and Cesium 134; and Iodine greater than 91% -  from contaminated drinking water sources – and now we have it!” Mr. Palmer went on to say that “Radiological filters will be of great aid to the people in Japan (53 reactors) as well as many other countries that have similar reactors such as the US (104), France (59), Russia (31), South Korea (20), UK (19), and Canada (18).”  There are also 11 other countries in the world with a lesser number of nuclear reactors.

The new revolutionary, proprietary radiological filter will be commercially available within the next 60 to 90 days and Seychelle is preparing several marketing strategies to support the new filters introduction!

Further, for every filter sold, Seychelle will donate $1.00 to the Japanese Disaster Relief Fund.

Seychelle has been long recognized as a world leader in portable water filtration.  It’s filter products in bottles, bags, pumps, water pitchers and pure water straws, have been sold to missionaries, militaries, faith-based groups, NGO’s, dealers and distributors in the US and  many foreign countries.  Over 4 million filters have been sold since inception in the late 1990’s.

         ”Seychelle Products are the Most Field and Laboratory Tested
         Products of Their Kind in the World”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The Proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,882,646 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.